Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF APA CORPORATION

APA Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the following amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware, including approval by a majority of shareholders at a meeting held on May 23, 2023.

SECOND: That the Amended and Restated Certificate of Incorporation of the corporation is hereby amended by amending and restating Article SEVENTEENTH in its entirety as follows:

SEVENTEENTH. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect to which such director or officer shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the General Corporation Law of the State of Delaware) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. The foregoing does not eliminate or limit the liability of an officer in any action by or in the right of the Corporation. Neither the amendment nor repeal of this Article SEVENTEENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTEENTH, shall eliminate or reduce the effect of this Article SEVENTEENTH, in respect to any matter occurring, or any cause of action, suit, or claim that, but for this Article SEVENTEENTH, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision.

THIRD: This amendment shall become effective upon filing.

IN WITNESS WHEREOF, APA Corporation has caused this certificate to be signed by John J. Christmann IV, its Chief Executive Officer and President, and attested by Rajesh Sharma, its Corporate Secretary, this 24th day of May, 2023.

APA CORPORATION

By:	/s/ John J. Christmann IV
John J. Christmann IV
Chief Executive Officer and President

ATTEST:

By:	/s/ Rajesh Sharma
Rajesh Sharma
Corporate Secretary